PHILLIPS & DREW INTERNATIONAL INVESTMENT LIMITED

                 VANGUARD INTERNATIONAL VALUE FUND ("THE FUND")

             REQUIREMENTS RELATING TO ACCESS PERSONS - OCTOBER 1999

I        INTRODUCTION

       Certain employees of Phillips & Drew ("P&D") are so closely involved with the investment management and administration of the Fund that they are required to comply with additional restrictions and requirements (as set out below) relating to all their Personal Dealing activities over and above those contained in Chapter 10 of P&D's Compliance Manual ("P&D General Personal Account Dealing Rules"). These additional rules also apply to dealing by the persons and in the circumstances set out in paragraph 2 of Chapter 10 of P&D's Compliance Manual.

       The persons who are required to adhere to these additional provisions are deemed to be "Access Persons" in relation to the Fund. These requirements together with the P&D General Personal Account Dealing Rules constitute the "Code of Ethics" for Vanguard Access Persons.

       The current Vanguard Access Persons are:

       Wilson Phillips                               Robin Apps
       Matthew Stemp                                 Paul Hilsley
       John Pickard                                  Richard West
       Piers Bertlin                                 Colin McQueen
       Darren Cannon                                 Yvonne Johnson
       Mark Penberthy

       The list of Access Persons will be reviewed by the Compliance Department on a regular basis or in response to staff changes.

II       PROHIBITED TRANSACTIONS

       Access Persons must comply with the following in relation to all their Personal Account Transactions:

1. ACCESS PERSONS SHALL NOT PURCHASE OR SELL A SECURITY WITHIN THREE DAYS AFTER the Fund trades in the same (or a related) security. Any trades within the prescribed period must be unwound and any gain must be relinquished.

2. ACCESS PERSONS WHO PURCHASE A SECURITY WITHIN SEVEN DAYS BEFORE the Fund buys the same (or a related) security shall be PROHIBITED FROM SELLING THAT SECURITY FOR A PERIOD OF SIX MONTHS from the date of the trade. Any gain from a sale of such a security within the prescribed six month period shall be relinquished.

3. ACCESS PERSONS WHO SELL A SECURITY WITHIN SEVEN DAYS BEFORE THE FUND SELLS in the same (or a related) security must relinquish the difference between the Access Person's sale price (if higher) and Vanguard's sale price.

4. Access Persons shall not purchase any securities in a private placement, without prior written approval of the Compliance Officer or a designated member of the Compliance Department. Any Person authorized to purchase securities in a private placement shall disclose to the Compliance
       Officer that investment if they play a part in any Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by the Compliance Department.

5. Access Persons shall require prior approval of the compliance department before participating in any Initial Public Offering to ensure that no conflict exists with Vanguard business.

6. No Access Person shall profit in the purchase and sale, or sale and purchase, of the same (or related) securities within a period of 60 calendar days. Any profits realised on such short-term trades shall be relinquished.

In addition no Access Person shall serve on the board of directors of any publicly traded company without prior authorization of the President or Chairman of P&DII. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Vanguard Funds and their shareholders.

III    REPORTING

1.     Every  Access  Person shall  disclose to the  Compliance  Department  all
       Personal   securities   holdings  upon  commencement  of  employment  and
       thereafter on an annual basis as of December 31.

2. Every Access Person shall certify annually that:

       i) they have read and understand the Code of Ethics and recognize that they are subject thereto;

       ii)    they have complied with the requirements of the Code of Ethics;
              and

       iii) they have reported all Personal Account transactions required to be reported pursuant to the requirements of the Code of Ethics.

3. Reports shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report related was effected. Every Access Person shall be required to submit a report for all periods, including those periods in which no Personal Account transactions were effected. The report shall contain the following information:

              i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved:

              ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

              iii)the price at which the transaction was effected; and,

              iv) the name of the  broker,  dealer or bank with or through  whom the transaction was effected.

4. Any such report may contain a statement that the report shall not be construed as an admission by the Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5. Every Access Person shall supply to the Compliance Department, on a timely basis, duplicate copies of the confirmation of all Personal securities transactions and copies of all periodic statements for all securities accounts.

6. The Compliance Department shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of the Code of Ethics to each such Person upon request.

7. Every Access Person shall notify the Compliance Officer or designated member of the Compliance Department of any Personal conflict of interest relationship which may involve the Funds and/or Vanguard, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any of the Funds. Such notification shall occur in the pre-clearance process.

December 1994

                             PHILLIPS & DREW LIMITED

                                COMPLIANCE MANUAL

                  RULES GOVERNING PERSONAL INVESTMENT BUSINESS

1.       INTRODUCTION.

         In order to comply with UK statutory and regulatory requirements and to ensure the maintenance of the highest ethical standards these rules shall apply to all dealings in investments by employees for their personal account.

         There are certain basic principles which apply to all personal account dealings by employees. These principles, set out in bold type, must be adhered to at all times. No exceptions can be made to the principles. The Chief Executive and Compliance Department of Phillips & Drew Limited ("P&DL") may from time to time grant exceptions to specific rules in circumstances where there would be no breach of the principles. Additional rules may also be made to deal with particular circumstances without the need to formally amend these rules.

         Please read these rules carefully as they form part of your Terms and Conditions of Employment. You will be given form of undertaking which should be signed and returned to Personnel Department.

         Please note also that these rules supersede all previous regulations issued by P&DL.

         Questions concerning the application of any of these rules should be addressed to the Compliance Department.

         All references in the rules to the male gender shall be construed as referring also to the female gender.

2.       APPLICATION.

         These rules shall apply to all dealing in investments by all directors, officers and employees (including persons seconded or employed on a temporary basis) of P&DL (hereinafter referred to collectively as "employees").

         These rules shall also apply to persons connected with P&DL employees i.e.:

         i)       spouses and co-habitees,

         ii)      children and step-children under the age of 18,

         iii) any other person with whom an employee has any family, domestic or business relationship (other than that arising solely because he is a client or counterparty of P&DL) such that either the employee deals on behalf of that other person or extends material influence over that other person's investment decisions.

         An employee will also be regarded as dealing on behalf of another person where he has sole or joint control over another person's investments by virtue of a power of attorney.

         These rules shall also apply where an employee deals:-

         (i) in his capacity as a personal representative of an estate or as the trustee of a trust in which estate or trust the employee or a person connected with him has a significant interest; or

         (ii)     through  a  company,   partnership  or  foundation  which  the
                  employee or a person connected with him controls.

         Employees are reminded of the potential conflicts of interest arising out of acting as a personal representative of an estate or trustee of a trust where the employee will be called upon to make investment decisions. The Compliance Department should be consulted for guidance in such circumstances.

3.       INVESTMENTS.

         RULE

         Subject always to the remainder of these rules, P&DL employees may deal in and make use of all investments and other financial products with the exception of:-

         i)       Traded options  on UK or  foreign  equities   and  traditional
                  options,

         ii) Warrants other than London listed warrants (employees may take up or dispose of warrants received as a result of owning other securities),

         iii) Swaps and other derivative instruments (except as permitted in i, or ii, or dealings in options and futures on stock indices or Government issued securities.)

         iv) Securities of all companies involved in a take-over bid where UBS AG acts as broker or financial adviser to any party (except to accept an offer in respect of an existing holding),

         v) Securities of companies involved in a public offer where Phildrew Ventures acts as adviser to any party connected with such an offer,

         vi) Securities of companies on the restricted list as notified from time to time (see rule 2.1 below).

         In special circumstances additional restrictions on certain investments may be imposed.

         These restrictions will be enforced in all circumstances, save where an employee has an account managed on a wholly discretionary basis outside P&DL in accordance with rule 3.4 below.

4.       P&DL PRINCIPLES AND RULES.

         PRINCIPLE ONE

         EMPLOYEES OWN ACCOUNT DEALINGS MUST AT ALL TIMES ACCORD WITH PREVAILING UK LAW AND REGULATION (INCLUDING THE RULES OF ANY SRO OF WHICH P&DL OR ITS SUBSIDIARIES ARE MEMBERS, OR EXCHANGES UPON WHICH PERSONAL ACCOUNT DEALS ARE DONE) AND PREVAILING BEST MARKET PRACTICE.

         RULES

         1.1 Employees may not undertake transactions for their personal account with clients of P&DL (unless the client is authorised under the FSA and a recognised counterparty or provider of the product concerned e.g. you may be able to purchase the units of an external unit trust client.)

         1.2 The insider dealing provisions of the Criminal Justice Act 1993 (Part V) and all applicable regulatory requirements pertaining to an individual's dealing must be strictly observed.

         The Act makes it a criminal offence for any person who has non-public information to deal in price-affected securities. Securities are "price-affected" if the inside information, if made public, would be likely to have a significant effect on the price of securities. The Act applies to transactions which an employee carries out as part of his employment as well as to his own personal account dealing. It also covers information obtained otherwise than in the course of employment
         - for example, from social contacts.

         THE ACT APPLIES TO ALL securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities (even if these warrants and derivatives are only "over the counter" or otherwise not publicly traded).

         If an employee is precluded from entering into a transaction, he is also prohibited from advising or arranging for another person to deal and from communicating information or opinion knowing, or having reason to believe, the other person will as a result enter into such a transaction or advise someone else to do so.

         A breach of the Act is a criminal offence punishable by a maximum of 7 years imprisonment and an unlimited fine.

         A complete copy of the Act is available from the Compliance Department.

         It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 47
         (1) of the Financial Services Act 1986 a person who "dishonestly conceals any material facts" is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.

         PRINCIPLE TWO

         EMPLOYEES'   PERSONAL  ACCOUNT  DEALING  MUST  NOT  CONFLICT  WITH  THE
         INTERESTS OF THE UBS AG GROUP OR ANY OF ITS CLIENTS.

         RULES

         2.1      Dealings  in  securities  (including  warrants)  issued  by  a company where P&DL clients hold the specified percentage of any class of the issued share capital are restricted. Restricted means that employees are warned that dealings in these shares may be prohibited in certain circumstances either generally or on a case by case basis. An additional level of consent is required for all such dealings - see rule 3.3.

                  The specified percentage is 5% or such other percentage as may
                  be  notified  from  time  to  time.   Copies  of  the  current
                  restricted list are displayed on noticeboards.

         2.2 Dealings in securities of all companies involved in a take-over bid where UBS AG acts as a broker or financial adviser to any party (except to accept an offer in respect of an existing holding) are prohibited. Dealings in the securities of companies involved in a public offer where Phildrew Ventures acts as adviser to any party connected with such an offer are also prohibited.

                  A list of the companies concerned is displayed on all noticeboards.

         2.3 An employee who knows, or who can be reasonably expected to know, or is informed by the Dealers that, P&DFML or a subsidiary of P&DL, has made a decision for a client(s) or accepted an order from a client(s) to buy or sell a security, is prohibited from dealing in that security until after the order has been executed or cancelled.

                  It is not permitted to aggregate staff deals with deals for clients and staff are prohibited from dealing for their personal account with clients (see rule 1.1 above).

         2.4 An employee who knows, or who can be reasonably expected to know, that a company in the UBS AG group intends to issue a research recommendation in relation to a security may not deal in the security during a period commencing 5 business days prior to the publication of the recommendation and ending 5 business days after publication.

         2.5 P&DL does not encourage trading. Therefore, with the exception of new issues, privatisation issues and futures dealing, purchases or sales in equities may not be closed within one calendar month of opening the position.

                  "Bed and Breakfast" transactions undertaken for an employee's personal account may be undertaken within the one month period.

         2.6 Dealings by sector analysts and supporters in securities of companies in their own sector are not normally allowed.
                  Consent must be sought on a case by case basis from the analyst's Team Leader and the Compliance Department. In the small company sector consent will normally be given unless there is a potential conflict with P&DL's responsibilities towards clients.

         2.7 Dealings in options and futures on stock indices or Government issued securities e.g. FT-SE 100 Futures Contracts will be permitted subject to consent of the employee's Head of Department or Team Leader (or alternate) in accordance with rule 3.3 below and the written consent of the Compliance Department. Consent must be obtained to closing out as well as opening any position. (In the case of closing out, if timing is crucial, it is acceptable to obtain one signature prior to closing out with a second confirmation after the event.)

         2.8 Employees must not accept from any person any benefit or inducement which is likely to conflict with an employee's duty to P&DL or its clients.

         PRINCIPLE THREE

         ALL PERSONAL ACCOUNT DEALING BY EMPLOYEES MUST BE APPROVED BY AND MUST BE VISIBLE TO EACH EMPLOYEE'S MANAGEMENT.

         RULES

         3.1 Transactions in securities, futures, options and warrants must be undertaken through P&DFML Limited.

                  Exceptions to this rule may be granted in specific circumstances or generally under rule 3.4 below. Such exceptions will be subject to receipt by the Compliance Department of duplicate contract notes evidencing each transaction.

         3.2 Secondees from other parts of the UBS AG group, contractors and other temporary employees are reminded that they are subject to these rules during their period of service.

         3.3 An employee must obtain the written consent of his Head of Department or Team Leader (or alternate) prior to dealing in securities, futures, options and warrants (and the Compliance Department in the case of a company on the Restricted List, futures and options, sector analysts or supporters dealing in own sector and any other specific cases). The consent forms can be obtained from the Compliance Department or the Dealing Desk.

         3.4 Employees may be permitted to maintain managed accounts with approved outside investment managers subject to the following conditions:

                  (i) Full details of the proposed arrangements must be submitted in writing to the Compliance Department for prior approval;

                  (ii) The Compliance Department will specify the conditions of the permission e.g. the completion of consent forms and receipt by the Compliance Department of duplicate contract notes. It is the responsibility of the employee to ensure that the Investment Manager has an up-to-date copy of the Restricted List and any other relevant restrictions.

                  The only exception to this rule is that employees may purchase wholly discretionary personal equity plans, unit trusts and personal pensions without the need to obtain consent. "Wholly discretionary" means an account where the employee has absolutely no influence over the management of the account.

         3.5 Employees wishing to maintain an account with City Index, IG Index or similar must obtain the prior permission of the Compliance Department in writing.

                  Employees should note that these accounts must not be used to conduct transactions in financial indices (similar to futures and options) without the employee first obtaining the written consent of his Head of Department or Team Leader (or alternate) and the Compliance Department prior to any such transaction (including closing any bet).

         3.6 Employees are prohibited from carrying out personal account dealings in the name of a third party unless prior consent has been given by the Compliance Department under rule 3.4 (see page 5). Consent to participation in "investment clubs" will always be subject to compliance with the Restricted List, any other restrictions and the receipt of duplicate contract notes by the Compliance Department.

         PRINCIPLE FOUR

         ALL OWN ACCOUNT DEALING MUST BE COMMENSURATE WITH EACH EMPLOYEE'S EXPERIENCE AND RESOURCES.

         RULES

         4.1 Employees will only be permitted to deal in those instruments where that employee's experience is such that the employee can be classified an "expert investor" under SFA rules (or, if appropriate, as a "wholesale counterparty" under S43 FSA).

         4.2      Short sales of securities are prohibited.

         4.3 Employees must have sufficient cleared funds in their accounts to meet settlement on the due date. It is the employee's responsibility to arrange the necessary banking transactions. Interest will be charged on any debit on an employee's account at a rate of LIBOR + 3%. Any margin calls for futures and options must be paid immediately. No credit will be extended to employees. Any failure to meet margin calls will result in an employee's position being closed out.

5.       DEALING PROCEDURES.

         i) An employee who wishes to deal in securities, futures, options and warrants must first open a dealing account with P&DFML. Account opening forms are available from DMG. The completed forms should be returned to DMG for account opening and allocation of an account number.

                  Additional documentation is required for dealing in futures and options together with written consent from the employee's Head of Department or Team Leader and the Compliance Department.

         ii) All dealings for employees will be transacted on an execution only basis by the P&DFML Dealing Desk (except that bond transactions will be undertaken by the bond desk).

         iii) An employee must obtain the written consent of his Head of Department or Team Leader (or alternate) prior to dealing (and the Compliance Department in the case of a company on the Restricted List, futures and options, sector analysts or supporters dealing in own sector and any other specific cases). The consent forms can be obtained from the Compliance Department or the Dealing Desk.

         iv) A completed consent form will be required before the Dealing Desk will accept an order.

         v) An employee must ensure that cleared funds are in his account in time for settlement of each personal account transaction.

         TEMPORARY STAFF.

         (i) Persons employed by the Company for periods of up to eight weeks shall be prohibited from dealing in investments for their own account without the written permission of the Compliance Department. Upon commencement of employment with P&DL an undertaking shall be signed to this effect.

         (ii) Non-permanent members of staff employed for periods in excess of eight weeks may deal in investments in accordance with these rules but not otherwise.

         INFRINGEMENT.

         (i) If, following the execution of a transaction, an employee becomes aware that he has contravened any legislation, external or internal rules, or has acted innocently in circumstances which may appear suspicious, he should immediately report all the relevant facts to the Compliance Department.

         (ii) Any infringement of these rules or of any applicable legal or regulatory requirements by others of which any employee becomes aware must be reported immediately to the Compliance Department. The withholding of such information itself constitutes a breach of these rules.

         SANCTIONS.

         (i) P&DL is entitled to cancel any transactions executed in contravention of any of these rules.

         (ii) Any loss resulting from the cancellation of a transaction shall be borne by the employee.

         (iii) Profits arising from transactions executed in breach of these rules shall be payable to P&DL which will be at liberty to apply such profits at its discretion.

         (iv) Any breach of these rules or any applicable legal or regulatory requirement relating to an employee's personal investment dealing may result in the immediate and summary termination of his contract of employment or other disciplinary action and, where appropriate, P&DL suing for damages.

                  These rules shall come into force on the 1 March 1994 and shall remain in force until further notice.

6.       RULES OF REGULATORY BODIES.

         P&DL is bound by strict rules of a number of regulatory bodies in the conduct of its investment business. As a condition of your employment you must act in accordance with the rules of IMRO, the London Stock Exchange, the SEC and any other relevant regulatory body as appropriate. You must also co-operate fully with any requests, instructions or requirements of any regulatory body. You are also referred to the P&DL Compliance Manual which sets out certain regulatory requirements as house rules. You must follow the rules and procedures in the manual which apply to you.

         You are  warned  that  failure  to act in  accordance  with  any of the
         provisions   referred  to  is  a  serious  matter  and  could  lead  to disciplinary action.

         Copies of the rules referred to above are available for reference at any time. If you have any queries or require further information please consult the Compliance Department.

7.       OUTSIDE BUSINESS INTERESTS.

         Regulators stipulate that employees must not have outside business interests which conflict with their employment. Information about outside business interests may also be required for statutory or regulatory purposes. Further information about business interests which are prohibited or should be disclosed is contained in the P&DL
         Compliance Manual. If you have, or are contemplating, an outside business interest or employment you should consult the Personnel and Compliance Departments.

                            THE VANGUARD GROUP, INC.
                            ------------------------
                                 CODE OF ETHICS
                                 --------------

SECTION 1:  BACKGROUND

This Code of Ethics has been approved and adopted by the Board of Directors of The Vanguard Group, Inc. ("Vanguard") and the Boards of Trustees of each of the Vanguard funds in compliance with Rule 17j-1 under the Investment Company Act of 1940. The Code has been amended and restated effective as of May 1, 1999. Except as otherwise provided, the Code applies to all "Vanguard personnel," which term includes all employees, officers, Directors and Trustees of Vanguard and the Vanguard funds. The Code also contains provisions which apply to the investment advisers to the Vanguard funds (see section 11).

SECTION 2:  STATEMENT OF GENERAL FIDUCIARY STANDARDS

This Code of Ethics is based on the overriding principle that Vanguard personnel act as fiduciaries for shareholders' investments in the Vanguard funds. Accordingly, Vanguard personnel must conduct their activities at all times in accordance with the following standards:

     a) SHAREHOLDERS' INTERESTS COME FIRST. In the course of fulfilling their duties and responsibilities to Vanguard fund shareholders, Vanguard personnel must at all times place the interests of Vanguard fund shareholders first. In particular, Vanguard personnel must avoid serving their own personal interests ahead of the interests of Vanguard fund shareholders.

     b) CONFLICTS OF INTEREST MUST BE AVOIDED. Vanguard personnel must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Vanguard fund shareholders.

     c) COMPROMISING SITUATIONS MUST BE AVOIDED. Vanguard personnel must not take advantage of their position of trust and responsibility at Vanguard. Vanguard personnel must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of Vanguard fund shareholders.

All activities of Vanguard personnel should be guided by and adhere to these fiduciary standards. The remainder of this Code sets forth specific rules and procedures which are consistent with these fiduciary standards. However, all activities by Vanguard personnel are required to conform with these fiduciary standards regardless of whether the activity is specifically covered in this Code.

SECTION 3:  DUTY OF CONFIDENTIALITY

Vanguard personnel must keep confidential at all times any nonpublic information they may obtain in the course of their employment at Vanguard. This information includes but is not limited to:

     1)   information  on the  vanguard  funds,  including  recent or  impending
          securities    transactions   by   the   funds,   activities   of   the
          funds'advisers, offerings of new funds, and closings of funds;

     2)   information   on   Vanguard   fund    shareholders   and   prospective
          shareholders, including their identities, investments, and account transactions;

     3)   information  on  other  vanguard   personnel,   including  their  pay,
          benefits, position level, and performance ratings; and

     4) information on Vanguard business activities, including new services, products, technologies, and business initiatives.

Vanguard  personnel  have  the  highest  fiduciary   obligation  not  to  reveal
confidential Vanguard information to any party that does not have a clear and compelling need to know such information.

SECTION 4:  GIFT POLICY

Vanguard personnel are prohibited from seeking or accepting gifts of material value from any person or entity, including any Vanguard fund shareholder or Vanguard client, when such gift is in relation to doing business with Vanguard. In certain cases, Vanguard PERSONNEL MAY ACCEPT GIFTS OF DE MINIMIS value (as determined in accordance with guidelines set forth in Vanguard's Human Resources Policy Manual) but only if they obtain the approval of a Vanguard officer.

SECTION 5:  OUTSIDE ACTIVITIES

     a) PROHIBITIONS ON SECONDARY EMPLOYMENT. Vanguard employees are prohibited from working for any business or enterprise in the financial services industry that competes with Vanguard. In addition, Vanguard employees are prohibited from working for any organization that could possibly benefit from the employee's knowledge of confidential Vanguard information, such as new Vanguard services and technologies. Beyond these prohibitions, Vanguard employees may accept secondary employment, but only with prior approval from the Vanguard Compliance Department. Vanguard officers are prohibited from accepting or serving in any form of secondary employment unless they have received approval from a Vanguard Managing Director or the Vanguard Chairman and Chief Executive Officer.

     b) PROHIBITION ON SERVICE AS DIRECTOR OR PUBLIC OFFICIAL. Vanguard officers and employees are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Vanguard Compliance Department.

     c) PROHIBITION ON MISUSE OF VANGUARD TIME OR PROPERTY. Vanguard personnel are prohibited from using Vanguard time, equipment, services, personnel or property for any purposes other than the performance of their duties and responsibilities at Vanguard.

SECTION 6:  GENERAL PROHIBITIONS ON TRADING

     a) TRADING ON KNOWLEDGE OF VANGUARD FUNDS ACTIVITIES. All Vanguard personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Vanguard funds or the funds' investment advisers. In particular, Vanguard personnel are prohibited from purchasing or selling, directly or indirectly, any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, by a Vanguard fund. This prohibition applies to all securities in which the person has acquired or will acquire "beneficial ownership." For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person's benefit), regardless of who is the registered owner. Under this Code of Ethics, Vanguard personnel are considered to have beneficial ownership of all securities owned by their spouse or minor children.

     b) VANGUARD INSIDER TRADING POLICY. All Vanguard personnel are subject to Vanguard's Insider Trading Policy, which is considered an integral part of this Code of Ethics. Vanguard's Insider Trading Policy prohibits Vanguard personnel from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits Vanguard personnel from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Vanguard's Insider Trading Policy may result in penalties which could include termination of employment with Vanguard.

SECTION 7:  ADDITIONAL TRADING RESTRICTIONS FOR ACCESS PERSONS

     a) APPLICATION. The restrictions of this section 7 apply to all Vanguard access persons. For purposes of the Code of Ethics, "access persons" include:

     1) any Director or Trustee of Vanguard or a Vanguard fund, excluding disinterested Directors and Trustees (i.e., any Director or Trustee who is not an "interested person" of a Vanguard fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940);

     2)   any officer of Vanguard or a Vanguard fund; and

     3) any employee of Vanguard or a Vanguard fund who in the course of his or her regular duties participates in the selection of a Vanguard fund's securities or who works in a Vanguard department or unit that has access to information regarding a Vanguard fund's impending purchases or sales of securities.

The Vanguard Compliance Department will notify all Vanguard personnel who qualify as access persons of their duties and responsibilities under this Code of Ethics. The restrictions of this section 7 apply to all transactions in which a Vanguard access person has or will acquire beneficial ownership (see section
6a) of a security, including transactions by a spouse or minor child. However, the restrictions do not apply to transactions involving: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; and (iii) shares of registered open-end investment companies (including shares of any Vanguard fund). In addition, the restrictions do not apply to transactions in accounts over which the access person has no direct or indirect control or influence.

     b)   GENERAL  RESTRICTIONS FOR ACCESS PERSONS.  Vanguard access persons are
subject  to  the  following   restrictions  with  respect  to  their  securities
transactions:

     1) PRE-CLEARANCE OF SECURITIES TRANSACTIONS. Vanguard access persons must receive approval from the Vanguard Compliance Department before
          purchasing  or  selling  any  securities.   The  Vanguard   Compliance
          Department will notify Vanguard access persons if their proposed securities transactions are permitted under this Code of Ethics.

     2) TRADING THROUGH VANGUARD BROKERAGE SERVICES. Vanguard access persons must conduct all their securities transactions through Vanguard Brokerage Services. Vanguard Brokerage Services will send a confirmation notice of any purchase or sale of securities by a Vanguard access person to the Vanguard Compliance Department.

     3) PROHIBITION ON INITIAL PUBLIC OFFERINGS. Vanguard access persons are prohibited from acquiring securities in an initial public offering.

     4) PROHIBITION ON PRIVATE PLACEMENTS. Vanguard access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event an access person receives approval to purchase securities in a private placement, the access person must disclose that investment if he or she plays any part in a Vanguard fund's later consideration of an investment in the issuer.

     5) PROHIBITION ON OPTIONS. Vanguard access persons are prohibited from acquiring or selling any option on any security.

     6) PROHIBITION ON SHORT-SELLING. Vanguard access persons are prohibited from selling any security that the access person does not own or otherwise engaging in "short-selling" activities.

     7) PROHIBITION ON SHORT-TERM TRADING PROFITS. Vanguard access persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days. In the event that an access person realizes profits on such short-term trades, the access person must relinquish such profits to The Vanguard Group Foundation.

     c) BLACKOUT RESTRICTIONS FOR ACCESS PERSONS. All Vanguard access persons are subject to the following restrictions when their purchases and sales of securities coincide with trades by the Vanguard funds:

     1) PURCHASES AND SALES WITHIN THREE DAYS FOLLOWING A FUND TRADE. Vanguard access persons are prohibited from purchasing or selling any security within three calendar days after a Vanguard fund has traded in the same (or a related) security. In the event that an access person makes a prohibited purchase or sale within the three-day period, the access person must unwind the transaction and relinquish any gain from the transaction to The Vanguard Group Foundation.

     2) PURCHASES WITHIN SEVEN DAYS BEFORE A FUND PURCHASE. A Vanguard access person who purchases a security within seven calendar days before a Vanguard fund purchases the same (or a related) security is prohibited from selling the security for a period of six months following the fund's trade. In the event that an access person makes a prohibited sale within the six-month period, the access person must relinquish to The Vanguard Group Foundation any gain from the transaction.

     3) SALES WITHIN SEVEN DAYS BEFORE A FUND SALE. A Vanguard access person who sells a security within seven days before a Vanguard fund sells the same (or a related) security must relinquish to The Vanguard Group Foundation the difference between the access person's sale price and the Vanguard fund's sale price (assuming the access person's sale price is higher).

     4) RESTRICTIONS NOT APPLICABLE TO TRADES BY VANGUARD INDEX FUNDS. The restrictions of this section 7c do not apply to purchases and sales of securities by Vanguard access persons which would otherwise violate section 7c solely because the transactions coincide with trades by any Vanguard index funds.

SECTION 8:  ADDITIONAL TRADING RESTRICTIONS FOR INSTITUTIONAL CLIENT CONTACTS

     a) APPLICATION. The restrictions of this section 8 apply to all Vanguard Institutional client contacts. For purposes of the Code of Ethics, an "Institutional client contact" includes any Vanguard employee who works in a department or unit at Vanguard that has significant levels of interaction or dealings with the management of clients of Vanguard's Institutional Investor Group. The Vanguard Compliance Department will notify Vanguard employees who qualify as Institutional client contacts of the restrictions of this Section 8.

     b) PROHIBITION ON TRADING SECURITIES OF INSTITUTIONAL CLIENTS. Vanguard Institutional client contacts are prohibited from acquiring securities issued by clients of the Vanguard Institutional Investor Group (including any options or futures contracts based on such securities). In the event that any individual who becomes subject to this prohibition already owns securities issued by Institutional clients, the individual will be prohibited from disposing of those securities without prior approval from the Vanguard Compliance Department. The restrictions of this section 8 apply to all transactions in which Institutional client contacts have acquired or would acquire beneficial ownership (see section
6a) of a security, including transactions by a spouse or minor child. However, the restrictions do not apply to transactions in any account over which an individual does not possess any direct or indirect control or influence. The Vanguard Compliance Department will maintain a list of the Institutional clients to which the prohibitions of this section 8 apply. The Vanguard Compliance Department may waive the prohibition on acquiring securities of Institutional clients in appropriate cases (including, for example, cases in which an individual acquires securities as part of an inheritance or through an employer-sponsored employee benefits or compensation program).

SECTION 9:  COMPLIANCE PROCEDURES

     a) APPLICATION. The requirements of this section 9 apply to all Vanguard personnel other than disinterested Directors and Trustees (see section 7a). The requirements apply to all transactions in which Vanguard personnel have acquired or would acquire beneficial ownership (see section 6a) of a security, including transactions by a spouse or minor child. However, the requirements do not apply to transactions involving: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; and (iii) shares of registered open-end investment companies (including shares of any Vanguard fund). In addition, the requirements do not apply to securities acquired for accounts over which the person has no direct or indirect control or influence.

     b) DISCLOSURE OF PERSONAL HOLDINGS. All Vanguard personnel must disclose their personal securities holdings to the Vanguard Compliance Department upon commencement of employment with Vanguard. These disclosures must identify the title, number of shares, and principal amount with respect to each security holding.

     c) RECORDS OF SECURITIES TRANSACTIONS. All Vanguard personnel must notify the Vanguard Compliance Department if they have opened or intend to open a brokerage account. Vanguard personnel must direct their brokers to supply the Vanguard Compliance Department with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their brokerage accounts.

     d) CERTIFICATION OF COMPLIANCE. All Vanguard personnel must certify annually to the Vanguard Compliance Department that: (i) they have read and understand this Code of Ethics; (ii) they have complied with all requirements of the Code of Ethics; and (3) they have reported all transactions required to be reported under the Code of Ethics.

SECTION 10:  REQUIRED REPORTS BY DISINTERESTED DIRECTORS AND TRUSTEES

Disinterested Directors and Trustees (see section 7a) are required to report their securities transactions to the Vanguard Compliance Department only in cases where the Director or Trustee knew or should have known during the 15-day period immediately preceding or following the date of the transaction that the security had been purchased or sold, or was being considered for purchase or sale, by a Vanguard fund.

SECTION 11: APPLICATION TO INVESTMENT ADVISERS

     a) ADOPTION OF CODE OF ETHICS. Each investment adviser to a Vanguard fund must adopt a code of ethics in compliance with Rule 17j-1 and provide the Vanguard Compliance Department with a copy of the code of ethics and any subsequent amendments. Each investment adviser is responsible for enforcing its code of ethics and reporting to the Vanguard Compliance Department on a timely basis any violations of the code of ethics and resulting sanctions.

     b) PREPARATION OF ANNUAL REPORTS. Each investment adviser to a Vanguard fund must prepare an annual report on its code of ethics for review by the Board of Trustees of the Vanguard fund. This report must contain the following:

     1) a description of any issues arising under the adviser's code of ethics including, but not limited to, information about any violations of the code, sanctions imposed in response to such violations, changes made to the code's provisions or procedures, and any recommended changes to the code; and

     2)   a  certification   that  the  investment   adviser  has  adopted  such
          procedures as are reasonably necessary to prevent access persons from violating the code of ethics.

SECTION 12:  REVIEW BY BOARDS OF DIRECTORS AND TRUSTEES

     a) REVIEW OF INVESTMENT ADVISERS' CODE OF ETHICS. Prior to retaining the services of any investment adviser for a Vanguard fund, the Board of Trustees of the Vanguard fund must review the code of ethics adopted by the investment adviser pursuant to Rule 17j-1 under the Investment Company Act of 1940. The Board of Trustees must receive a certification from the investment adviser that the adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the adviser's code of ethics. A majority of the Trustees of the Vanguard fund, including a majority of the disinterested Trustees of the Fund, must determine whether the adviser's code of ethics contains such provisions as are reasonably necessary to prevent access persons from engaging in any act, practice, or course of conduct prohibited by the anti-fraud provisions of Rule 17j-1.

     b) REVIEW OF VANGUARD ANNUAL REPORTS. The Vanguard Compliance Department must prepare an annual report on this Code of Ethics for review by the Board of Directors of Vanguard and the Boards of Trustees of the Vanguard funds. The report must contain the following:

     1) a description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code's provisions or procedures, and any recommended changes to the Code; and

     2) a certification that Vanguard and the Vanguard Funds have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

SECTION 13:  SANCTIONS

In the event of any violation of this Code of Ethics, Vanguard senior management will impose such sanctions as deemed necessary and appropriate under the circumstances and in the best interests of Vanguard fund shareholders. In the case of any violations by Vanguard employees, the range of sanctions could include a letter of censure, suspension of employment without pay, or permanent termination of employment.

SECTION 14:  RETENTION OF RECORDS

Vanguard must maintain all records required by Rule 17j-1 including: (i) copies of this Code of Ethics and the codes of ethics of all investment advisers to the Vanguard funds; (ii) records of any violations of the codes of ethics and actions taken as a result of the violations; (iii) copies of all certifications made by Vanguard personnel pursuant to section 9d; (iv) lists of all Vanguard personnel who are, or within the past five years have been, access persons subject to the trading restrictions of section 8 and lists of the Vanguard compliance personnel responsible for monitoring compliance with those trading restrictions; and (v) copies of the annual reports to the Boards of Directors and Trustees pursuant to section 12.